                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                     FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange
                                  Act of 1934

                     Commission File Number: 333-52507

                             EARTHLINK NETWORK, INC.
             (Exact name of registrant as specified in its charter)

                     3100 New York Drive, Pasadena, CA 91107
                                  626-296-2400
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
               (Title of each class of securities covered by this
                                      Form)

                                      NONE

              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4 (a)(1)(i)     [ x ]             Rule 12h-3 (b)(1)(ii)    [   ]

Rule 12g-4 (a)(1)(ii)    [   ]             Rule 12h-3 (b)(2)(i)     [   ]

Rule 12g-4 (a)(2)(i)     [   ]             Rule 12h-3 (b)(2)(ii)    [   ]

Rule 12g-4 (a)(2)(ii)    [   ]             Rule 15d-6               [   ]

Rule 12h-3 (b)(1)(i)     [ x ]

         Approximate number of holders of record as of the certification or
notice date:         NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, EarthLink Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    February 8, 2000                         By:  /s/ Charles G. Betty
                                                  ------------------------------
                                                  Charles G. Betty,  President